Exhibit 21.1

Subsidiaries of Panther Expedited Services, Inc.

Name:	State of Incorporation:	Doing Business As:

Panther II Transportation, Inc.	Ohio	Panther II Transportation, Inc.

Panther II, Inc.	Ohio	Panther II, Inc.